Exhibit 10.10

AMENDMENT NO. 1
TO
THE HAMILTON BEACH/PROCTOR-SILEX, INC.
LONG TERM INCENTIVE COMPENSATION PLAN
(Effective as of January 1, 2003)
WITH RESPECT TO
THE AMERICAN JOBS CREATION ACT OF 2004

     WHEREAS, Hamilton Beach/Proctor-Silex, Inc. (the “Company”) adopted the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (the “Plan”) effective as of January 1, 2003; and

     WHEREAS, the Plan is classified as a “nonqualified deferred compensation plan” under the Internal Revenue Code of 1986, as amended (the “Code”); and

     WHEREAS, the American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”) added a new Section 409A to the Code, which significantly changed the Federal tax law applicable to “amounts deferred” under the Plan after December 31, 2004; and

     WHEREAS, pursuant to the AJCA, the Secretary of the Treasury and the Internal Revenue Service will issue proposed, temporary or final regulations and/or other guidance with respect to the provisions of new Section 409A of the Code (collectively, the “AJCA Guidance”); and

     WHEREAS, the AJCA Guidance has not yet been issued; and

     WHEREAS, pursuant to Section 6(a) of the Plan, all Awards under the Plan are 100% vested as of the Grant Date (meaning that Awards with Grant Dates of January 1, 2004 are 100% vested as of December 31, 2004); and

     WHEREAS, to the fullest extent permitted by Code Section 409A and the AJCA Guidance, the Company wants to protect the “grandfathered” status of the Awards that are deferred prior to January 1, 2005; and

     NOW THEREFORE, the Company hereby adopts this Amendment No. 1 to the Plan, which amendment is intended to (1) allow amounts deferred prior to January 1, 2005 to qualify for “grandfathered” status and to continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Code Section 409A (as specified in the Plan as in effect before the adoption of this Amendment No. 4) and (2) cause amounts deferred after December 31, 2004 to be deferred in compliance with the requirements of Code Section 409A.

Words used herein with initial capital letters that are defined in the Plan are used herein as so defined.

Section 1

     Article I of the Plan is hereby amended by adding the following new Section 1A to the end thereof, to read as follows:

     “1A. American Jobs Creation Act (AJCA).

     (a) It is intended that the Plan (including any Amendments thereto) comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”), as enacted by the AJCA, so as to prevent the inclusion in gross income of any Awards hereunder in a taxable year that is prior to the taxable year or years in which such Awards would otherwise be actually paid or made available to the Participant. The Plan shall be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “AJCA Guidance”). Any Plan provision that would cause the Plan to fail to satisfy Section 409A of the Code (including any provision added by this Amendment) shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the AJCA Guidance).

     (b) The Committee shall not take any action hereunder that would violate any provision of Section 409A of the Code. It is intended that all Participants’ elections hereunder will comply with Code Section 409A and the AJCA Guidance. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder). In this regard, the Committee is authorized to permit Participant elections with respect to amounts deferred after December 31, 2004 and is also permitted to give the Participants the right to amend or revoke such elections in accordance with the AJCA Guidance.

     (c) The effective date of Amendment No. 1 to this Plan is January 1, 2005. Amendment No. 1 creates two sets of Awards hereunder — (a) the “Pre-2005 Awards” for Awards that are “deferred” (as such terms is defined in the AJCA Guidance) as of December 31, 2004 and (b) the “Post-2004 Awards” for amounts that are deferred after December 31, 2004. Amendment No. 1 also modifies the distribution elections and provisions for the Post-2004 Awards to comply with the requirements of Code Section 409A.

     (d) In furtherance of, but without limiting the foregoing, the Awards that are deemed to have been deferred prior to January 1, 2005 and that qualify for “grandfathered status” under Section 409A of the Code shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to the effective date of Amendment No. 1 thereto. In particular (a) the Awards with Grant Dates of January 1, 2004 shall be designated as Pre-2005 Awards and (b) to the extent permitted by AJCA Guidance, the Awards with a Grant Date of January 1, 2005 shall also be designated as Pre-2005 Awards.”

Section 2

     Section 2(a) of the Plan is hereby amended by adding the following sentence to the end thereof, to read as follows:

     “The Participant’s Awards shall be further divided into the following two sub-sets (i) the “Pre-2005 Awards” for amounts that are “deferred” (as such term is defined in the AJCA Guidance) as of December 31, 2004 and (ii) the “Post-2004 Awards” for amounts that are deferred after December 31, 2004 (and earnings thereon).”

Section 3

     Section 2 of the Plan is hereby amended by adding the following new definitions to the end thereof, to read as follows:

     “(q) “Disability” or “Disabled.” A Participant shall be deemed to have a “Disability” or be “Disabled” if the Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an employer-sponsored accident and health plan.

     (r) “Key Employee” shall mean a key employee, as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) of the Company so long as the Company (or a related entity) is a corporation, any stock in which is publicly traded on an established securities market or otherwise.

     (s) “Termination of Employment” means a separation of service as defined in the AJCA Guidance issued under Code Section 409A.

     (t) “Unforeseeable Emergency” shall mean an event which results in a severe financial hardship to the Participant as a consequence of (1) an illness or accident of the Participant, the Participant’s spouse or a dependent within the meaning of Code Section 152, (2) loss of the Participant’s property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.”

Section 4

     The second sentence of Section 3 of the Plan is hereby amended by adding the following new clause to the end thereof, to read as follows:

     “;provided, however, that the Committee shall not have any authority to interpret any provision of the Plan or to adopt or amend any rules or regulations (or amend the Guidelines) in any manner that would cause the Plan to fail to meet the requirements of Code Section 409A).”

Section 5

     Section 6 of the Plan is hereby amended (1) by renaming the Section as “Vesting and Payment of Pre-2005 Awards” and (2) adding the following new Subsection (e) to the end thereof, to read as follows:

     “(e) The provisions of this Section shall apply only to the Participants’ Pre-2005 Awards. In addition, the Committee shall not exercise any discretion with respect to the Pre-2005 Awards that would result in a “material amendment” to the Plan that would jeopardize the “grandfathered” status of the Pre-2005 Awards under Code Section 409A.”

Section 6

     The Plan is hereby amended by adding the following new Section 6A thereto, immediately following Section 6, to read as follows:

     6A. Vesting and Payment of Post-2004 Awards.

     (a) Vesting. All Book Value Units granted pursuant to a Post-2004 Award hereunder shall be immediately 100% vested as of the Grant Date.

     (b) Maturity Date.

     (i) In the Guidelines adopted for each Award Year, the Committee shall establish a maturity date for the Book Value Units granted in each Post-2004 Award for such Award Year which shall generally be the fifth anniversary of the Grant Date of such Award (or such other date specified in the Guidelines) (the “Maturity Date”); provided, however, that once established, the Maturity Date of an Award as specified in the Guidelines may not thereafter be changed.

     (ii) Notwithstanding the foregoing, in the event of a Participant’s Termination of Employment caused by death, Disability or Retirement, the Maturity Date of all of the Participant’s outstanding Post-2004 Awards shall be the date of such Participant’s Termination of Employment; provided, however, that if the Participant is a Key Employee, the Participant’s Maturity Date shall be the six month anniversary of the date of his Termination of Employment (or, if earlier, the date of the Participant’s death).

     (c) Payment Date, Form of Payment and Value.

     (i) Payment Date and Form. Unless a Participant timely makes a deferral election under Subsection (d) hereof, the Company shall deliver to the Participant (or, if applicable, his Beneficiary), a check in full payment of the Book Value Units granted pursuant to each Award as soon as practicable following the Maturity Date of such Award.

     (ii) Value. For Participants who are employed on the Maturity Date, the value of the Book Value Units shall be based on the Book Value as of the Quarter Date immediately preceding the Maturity Date. For Participants who incur a Termination of Employment for reasons other than death, Disability or Retirement, the value of the Book Value Units shall be based on the Book Value as of the Quarter Date coincident with or immediately preceding the date of termination (despite the fact that such amounts are not paid until the Maturity Date). For Participants who terminate employment due to death, Disability or Retirement, the value of such Book Value Units shall be based on the Book Value as of the Quarter Date coincident with or immediately preceding the Maturity Date; provided, however, that if a Participant is a Key Employee whose payment is delayed for 6 months, the value of the Book Value Units shall be based on the Book Value as of the Quarter Date coincident with or immediately preceding the payment date.

     (d) Deferral Option. No deferral options are currently available with respect to Post-2004 Awards under the Plan. However, the Company intends to give Participants the right to defer payment of their Post-2004 Awards, in accordance with the AJCA Guidance issued under Code Section 409A. The Company, in its sole and absolute discretion shall have the right to determine what deferral options will be available and shall amend the Plan to reflect those options, subject to the requirements of Code Section 409A.”

Section 7

     The Plan is hereby amended by adding the following new Section 6B thereto, immediately following Section 6A, to read as follows:

     “6B. Unforeseeable Emergency Distribution for Post-2004 Awards. Notwithstanding any provision of the Plan to the contrary, the Committee may at any time, upon written request of the Participant, cause to be paid to such Participant an amount equal to all or any part of the Participant’s vested Post-2004 Awards, if the Committee determines, based on such reasonable evidence that it shall require, that such a payment or payments is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency occurring with respect to the Participant. Payments made on account of an Unforeseeable Emergency shall be permitted only to the extent the amount does not exceed the amount reasonably necessary to satisfy the emergency need (plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution) and may not be made to the extent such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship).”

Section 8

     Section 8 of the Plan is hereby amended by adding the following new Subsection (e) to the end thereof, to read as follows:

     “(e) The provisions of this Section shall apply only to the extent permitted by Code Section 409A.”

Section 9

     Subsection 9(d) of the Plan is hereby amended by adding the following new clause (iii) to the end thereof, to read as follows:

     “(iii) The provisions of this Subsection shall apply only to the extent permitted by Code Section 409A.”

Executed this 28th day of December, 2004.

HAMILTON BEACH/PROCTOR-SILEX, INC.

By:	/s/ Charles A. Bittenbender

Title: Assistant Secretary

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